Exhibit 5.1

[CenturyLink Letterhead]

September 21, 2015

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

UBS Securities LLC

Wells Fargo Securities, LLC

As Representatives of the several Underwriters

c/o	Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Re:	Issuance of Qwest Corporation

6.625% Notes due 2055

Ladies and Gentlemen:

I am Senior Associate General Counsel of CenturyLink, Inc., a Louisiana corporation (“CenturyLink”). I am providing this letter as counsel to Qwest Corporation, a Colorado corporation and wholly-owned subsidiary of CenturyLink (the “Company”), to you pursuant to Section 6(g) of the Underwriting Agreement, dated September 10, 2015 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement and the related Price Determination Agreement, dated September 10, 2015, between the Company and the Underwriters (the “Price Determination Agreement”) provide for the issuance and sale by the Company, and the purchase by the Underwriters, of $400,000,000 aggregate principal amount of the Company’s 6.625% Notes due 2055 (the “Securities”) on the date hereof. The Securities will be issued pursuant to the Indenture, dated as of October 15, 1999 (the “Original Indenture”), by and between the Company (formerly named U.S. WEST Communications, Inc.) and Bank of New York Trust Company, National Association, as trustee (as successor in interest to Bank One Trust Company, N.A. and J.P. Morgan Trust Company, National Association), as amended and supplemented by supplemental indentures, including the Fourteenth Supplemental Indenture dated as of September 21, 2015 (the “Supplemental Indenture” and, together with the Original Indenture, as so amended and supplemented through the date hereof, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms not defined herein have the meanings assigned to them in the Underwriting Agreement.

In my capacity as Senior Associate General Counsel of CenturyLink, I have reviewed or been made aware of the terms of those corporate and other records and documents that I considered appropriate, including the Underwriting Agreement, the Price Determination Agreement, the Registration Statement, the Time of Sale Information, the Prospectus and the Indenture.

As to certain matters of fact, I have relied upon, among other things, (i) those certifications of public officials that I considered appropriate, (ii) representations of the Company and the Underwriters set forth in, and the certificates of certain officers of the Company delivered pursuant to, the Underwriting Agreement and (iii) oral or written statements and representations of individuals upon whom I believe I am justified in relying.

I have also examined or directed to be examined such other instruments and have made or directed to be made such other investigations as I have deemed necessary in connection with the opinions set forth below. With respect to my consideration of those questions of law that I have considered relevant for purposes of this opinion, I have relied upon the certifications, representations, opinions and conclusions of law of various attorneys in the CenturyLink Law Department with responsibility, in whole or in part, for the areas that are the subject of the opinions set forth below.

September 21, 2015

I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons executing agreements, instruments or documents, the completeness and authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

On the basis of such examination, my reliance upon the assumptions in this opinion and my consideration of those questions of law that I considered relevant, and subject to the limitations and qualifications in this letter, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado.

2.	The Company has full corporate power and corporate authority to own or lease all the assets owned or leased by it and, to the best of my knowledge, has all necessary and material authorizations, approvals, orders, licenses, certificates, franchises, and permits of and from all governmental regulatory officials and bodies to own its properties and to lawfully conduct its business as described in the Registration Statement, the Time of Sale Information and the Prospectus.

3.	The execution and delivery by the Company of the Underwriting Agreement, the Price Determination Agreement and the Indenture and the performance by the Company of the transactions contemplated thereby (including the issuance and sale of the Securities) will not (i) result in a violation of any of the terms or provisions of the articles of incorporation or by-laws, each as amended, of the Company or (ii) violate or conflict with any franchise or any judgment, ruling, decree, order, statute (including the Communications Act of 1934), rule or regulation of any court or other governmental agency or body (including the Federal Communications Commission) known to me and applicable to the business or properties of the Company or (iii) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which the Company is a party or by which the Company or any of its properties is or are bound or affected (the “applicable agreements”), other than, with respect to this clause (iii), any breaches, violations, defaults, terminations or accelerations with respect to any applicable agreement that will not, or are not likely to, have a Material Adverse Effect.

4.	Except as set forth in the Registration Statement, the Time of Sale Information and the Prospectus, to the best of my knowledge, there are no actions, suits or proceedings pending or threatened against the Company or any of its officers, in their capacity as such, before or by any United States federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, which in my opinion is likely to have a Material Adverse Effect.

5.

The Company has taken all corporate action necessary to authorize the execution and delivery of the Securities and has duly executed and delivered the Securities. The Securities, when duly authenticated in accordance with the terms of the Indenture and assuming due payment by the Underwriters in accordance with the Underwriting Agreement and the Price Determination Agreement, will entitle their holders to the benefits provided by the Indenture and will constitute valid and binding obligations of the Company enforceable against the Company in accordance

September 21, 2015

with their respective terms, except (i) that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, (ii) that the enforceability thereof is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) that certain provisions contained in the Indenture relating to remedies may be limited by public policy, equitable principles or other provisions of applicable laws, rules, regulations, court decisions or constitutional requirements, but in my judgment the matters in this clause (iii) do not result in the remedies that remain available being inadequate for the practical realization of the benefits intended to be afforded by the Indenture and the Securities.

6.	No consent, approval, authorization or order of, or filing, registration, qualification or declaration with, any court or United States federal, state or local governmental agency or body (including the Federal Communications Commission) is required for (i) the execution, delivery and performance by the Company of the Underwriting Agreement, the Price Determination Agreement, the Securities or the Indenture by the Company, (ii) the authorization, offer, issuance, sale or delivery of the Securities by the Company or (iii) the consummation by the Company of the transactions on its part contemplated by the Underwriting Agreement, the Price Determination Agreement and the Indenture, except such as may have been previously obtained under the Securities Act, the Exchange Act or the Trust Indenture Act and such as may be required under foreign or state securities or blue sky laws and the rules and regulations promulgated thereunder or the rules of FINRA in connection with the purchase and distribution of the Securities by the Underwriters.

7.	The Company (i) has full corporate power and corporate authority to enter into the Underwriting Agreement, the Price Determination Agreement and the Indenture, (ii) has taken all corporate action necessary to authorize the execution, delivery and performance of the Underwriting Agreement, the Price Determination Agreement and the Indenture and (iii) has duly executed and delivered the Underwriting Agreement, the Price Determination Agreement and the Indenture.

8.	The statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors—Risks Relating to Legal and Regulatory Matters—We operate in a highly regulated industry, and are therefore exposed to restrictions on our operations and a variety of claims relating to such regulation” and under the caption “Business—Regulation,” insofar as such statements purport to summarize applicable provisions of the Communications Act of 1934 and the rules and regulations of the Federal Communications Commission, are accurate summaries in all material respects of the provisions purported to be summarized.

In connection with the preparation of the Registration Statement, the Time of Sale Information and the Prospectus, I participated in conference calls in which such materials were discussed and received and reviewed drafts of such materials. Although I have not verified and am not opining upon or assuming any responsibility for the accuracy or completeness of the information contained in the Registration Statement, the Time of Sale Information and the Prospectus, on the basis of my participation in the preparation of, and my review of, the Registration Statement, the Time of Sale Information and the Prospectus and my discussions with certain officers and employees of the Company, and certain of its legal counsel, nothing has come to my attention which would lead me to believe that the Registration Statement, as of the Effective Date (including any Rule 430 Information), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, that the Time of Sale Information, at the Time of Sale, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or that the Prospectus or any supplement thereto, as of its date and as of the date of this opinion, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in

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order to make the statements therein, in the light of the circumstances in which they were made, not misleading (except that I express no opinion with respect to financial statements, schedules and other financial, statistical or accounting data included in the Registration Statement, the Time of Sale Information or the Prospectus (or incorporated by reference therein) or the Statements of Eligibility of the Trustee under the Trust Indenture Act on Form T-1.

I am an attorney admitted to practice law in the State of Colorado. The law covered by this opinion is limited to the law of the State of Colorado, the federal law of the United States of America and, solely as to the opinions given in paragraph 3(ii) and paragraph 6, the laws of the States of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations of any county, municipality, subdivision or local authority of any jurisdiction. For purposes of this letter, the phrase “to my knowledge” or words to that effect mean my actual knowledge and the actual knowledge of the attorneys in the CenturyLink Law Department who have worked on the transaction described herein or who are primarily responsible for the areas that are the subject of a particular opinion or confirmation expressed above, and we have made no special inquiry or investigation in respect of opinions and confirmations that are expressed to our knowledge.

This letter is furnished by me as Senior Associate General Counsel of CenturyLink and may be relied upon by you and the other underwriters only in connection with the transactions contemplated by the Underwriting Agreement. This letter is my opinion as to certain legal conclusions specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. It may not be used or relied upon by you and the other underwriters for any other purpose or by any other person, nor may copies be delivered to any other person without in each instance my prior written consent. This letter is expressly limited to the matters set forth above and I render no opinion or belief, whether by implication or otherwise, as to any other matters. The opinions expressed herein are rendered as of the date hereof. I assume no obligation to update or supplement this letter to reflect any facts or circumstances that arise after the date of this letter and come to my attention, or any future changes in laws.

[Signature page follows]

Respectfully Submitted,

/s/ Arthur Saltarelli

Arthur Saltarelli
Senior Associate General Counsel of CenturyLink

[Signature Page to Opinion]